#GIJOE

'83 G.I. JOE: COBRA COMMANDER ACTION FIGURE

THIS INITIAL OFFERING IS COMING SOON!


G.I.JOE
COBRA ENEMY!

CURRENT VALUE: $45,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

OPINIONS DETAILS GALLERY LEGAL

#GIJOE

'83 G.I. JOE: COBRA COMMANDER ACTION FIGURE

C.O.A. SPECS

FINANCIALS

Initial Offering Share Price	$9.00
Number of Shares	5,000
Initial Offering Market Cap.	$45,000
Storage Location	Rally

ASSET SPECIFICATIONS

Action Figure	G.I. Joe
Manufacturer	Hasbro
Series	2 / 20 Back
Type	Cobra Commander
Year	1983
Rarity	1 of 1 (AFA 95)
Authentication	AFA
Grade	95
Grade (Blister)	95
Grade (Figure)	95
Grade (Card)	95

DESCRIPTION OF SERIES 1983 G.I. JOE ACTION FIGURE

Investment Overview

- Upon completion of the Series #GIJOE Offering, Series #GIJOE will purchase a 1983 Hasbro G.I. Joe: Cobra Commander Action Figure graded AFA 95 for Series #GIJOE (The "Series 1983 G.I. Joe Action Figure" or the "Underlying Asset" with respect to Series #GIJOE, as applicable), the specifications of which are set forth below.
- Hasbro is a multinational consumer product company that was founded in 1923 by Henry, Hillel, and Herman Hassenfield in Providence, Rhode Island, first selling "textile remnants before manufacturing pencil boxes and school supplies." The brand expanded to include toys in the following decades.
- G.I. Joe was the first-ever action figure, debuted in 1964 by Hasbro. The brand was a success and has since spawned multimedia franchises in film and television.
- The Underlying Asset is a 1983 Hasbro G.I. Joe: Cobra Commander Action Figure graded AFA 95.

Asset Description

Overview & Authentication

- The Vice President and Director of Marketing at Hasbro, Don Levine, invented the original prototype action figure. Levine was interested in the methods used by competitor Mattel to manufacture their Barbie toy, "and was determined to create a similar toy for boys."
- Levine "was struck with an epiphany" when he noticed a wooden artists mannequin in a window display, realizing that Hasbro could "create something truly magnificent" by building toys that could move in similar ways to the human body.
- On October 11, 1966, Hasbro filed U.S. Patent 3,277,602 for a "toy figure having movable joints."
- According to Smithsonian Magazine: "When the figure hit the market in 1964 it was a runaway success. Within two years, G.I. Joe accounted for almost 66 percent of Hasbro's profits."
- 12-inch G.I. Joes were released on February 2, 1964.
- According to Smithsonian Magazine: "The patented designs also placed a premium on safety, durability and cost-effective manufacturing. It was important, for example, that no metal springs were used in the assembly and that different heads could be used on the same figure – thereby creating product variability while keep manufacturing costs low."
- G.I. Joe action figures were produced for the four branches of the American military. According to Smithsonian Magazine: "Rocky the Movable Fighting Man represented the Army, Skip for the Navy, Ace Fighter Pilot was obviously a proud member of the Air Force, and Rocky, apparently serving double duty, was also a Marine. Each figure came with basic fatigues, boots, cap and dog tag, while the packaging enticed children with images of other uniforms and accessories. The "G.I Joe" moniker was created to encompass the entire brand. The name "G.I. Joe" was inspired by a 1945 film about film about war correspondent Ernie Pyle, titled *The Story of G.I. JOE.*"
- The militaristic nature of G.I. Joe became less popular as anti-war sentiment grew during the Vietnam War. Hasbro relaunched G.I. Joe in 1970 as "Adventures of G.I. Joe" with "kung-fu grip" allowing the action figure to hold on to objects.
- According to Time Magazine: "In 1982, Joe had an unlikely savior in *Star Wars*. The sci-fi flick and the collectables it spawned rekindled America's appetite for action figures, so Hasbro reintroduced a scaled-down line of G.I. Joes to try and capitalize on the trend. Instead of a single character, there was an entire battalion of G.I. Joes, each given signature weapons, backstories and code names like Scarlett and Snake Eyes. Joe also got a new enemy, Cobra —"a ruthless terrorist organization determined to rule the world," as described in the intro to the 1980s TV cartoon *G.I. Joe: A Real American Hero*. (Cobra operatives got action figures, too.)"
- In 1983, Hasbro released a new line of G.I. Joe action figures and an enemy organization called Cobra. A cartoon (G.I. Joe: An All American Hero) was launched in tandem with the release. The National Coalition on Television Violence reported that sales of "war toys" between 1982-1985 increased 350% — "no doubt largely due to the cross-platform success of G.I. Joe," Smithsonian Magazine wrote.

- The Cobra Commander action figure (swivel-arm version) was released as part of the second series of the new "A Real American Hero" line.
- According to Time Magazine: "what's perhaps most unique about G.I. Joe is his staying power."
- In August 2009, Dennis Quaid and Channing Tatum starred in the film G.I. Joe: The Rise of Cobra, grossing over $300 million at the worldwide box office.
- The Underlying Asset has been issued a grade of AFA MINT 95 by Action Figure Authority (AFA) with Certification No. 17290296.

Notable Features

- The Underlying Asset is a 1983 Hasbro G.I. Joe: Cobra Commander Action Figure graded AFA 95.
- The Underlying Asset's AFA Condition Report consists of the following grades: Blister: 95, Figure: 95, Card: 95.
- The Underlying Asset has "swivel arm battle grip."

Notable Defects

- The Underlying Asset's condition is consistent with its condition grade from AFA.

Details

Series 1983 G.I. Joe Action Figure	
Action Figure	G.I. Joe
Manufacturer	Hasbro
Series	2 / 20 Back
Type	Cobra Commander
Year	1983
Memorabilia Type	Action Figure
Rarity	1 of 1 (AFA 95)
Authentication	Action Figure Authority (AFA)
Grade	95
Grade (Blister)	95
Grade (Figure)	95
Grade (Card)	95
Certification No.	17290296

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1983 G.I. Joe Action Figure going forward.

Figure Information

Serial Number:	17290296
Date Graded:	Aug 01, 2005
Grade	95
Blister:	95
Figure:	95
Card:	95
Year:	1983
Company:	HASBRO
Series:	GI JOE
Title:	SERIES 2 / 20 BACK
Name:	COBRA COMMANDER

#GIJOE | $45K

COMPARABLE ASSET VALUE



ASSET VALUE	TRANSACTIONS
+346.4%	2

"Who said crime does not pay? Clearly, they do not own a vintage Cobra Commander."

THE GAMER

April 2021

JOIN THE CONVERSATION ›

×

#GIJOE

'83 G.I. JOE: COBRA COMMANDER ACTION FIGURE

G.I. Joe went through plenty of new incarnations since Hasbro first introduced it in 1964 as the "world's first action figure." One of the most pivotal releases came in 1983, after the militaristic toy's popularity had waned thanks to anti-war sentiment following the Vietnam War. The series included more than just the original G.I. Joe character, but also a new enemy organization called Cobra. #GIJOE is a 1983 Hasbro G.I. Joe: Cobra Commander Action Figure graded AFA 95. The single highest graded example in the AFA population, #GIJOE features one of the most iconic action figures ever made.



#GIJOE | *Visuals*

The National Coalition on Television Violence reported that sales of “war toys” between 1982-1985 increased 350% — “no doubt largely due to the cross-platform success of G.I. Joe.”

#GIJOE | *Timeline*

Jan. 1923 Henry, Hillel, and Herman Hassenfeld found Hasbro in Providence, Rhode Island.

Feb. 1964 The world's first action figure, G.I. Joe is released.

Oct. 1966 Hasbro files U.S. Patent 3,277,602 for a "toy figure having movable joints."

Jan. 1970 After anti-war sentiment causes Hasbro to revamp G.I. Joe, the action figure is brought back with "kung-fu grip," allowing it to hold on to objects.